Exhibit 35.1
ANNUAL COMPLIANCE CERTIFICATE

Comenity Bank (the "Servicer") hereby certifies as of December 31, 2014 as follows:
1.
The undersigned has reviewed, for the period beginning January 1, 2014 and ending December 31, 2014: (a) the activities of the Servicer as they related to the Second Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 2001 (as amended and supplemented from time to time, the "Servicing Agreement"), among WFN Credit Company, LLC, the Servicer and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), successor-in-interest to The Bank of New York Mellon Trust Company, N.A., as trustee, and (b) the Servicer's performance under the Servicing Agreement.  Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.
To the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2014 and ending December 31, 2014.

This report is delivered pursuant to Item 1123 of Regulation AB.

COMENITY BANK

  /s/ John J. Coane
Name:   John J. Coane
Title:     President